UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

October 26, 2015 (October 23, 2015)

Date of report (Date of earliest event reported)

Integrated Device Technology, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-12695	94-2669985
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6024 Silver Creek Valley Road, San Jose, California 95138

(Address of principal executive offices) (Zip Code)

(408) 284-8200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Material Definitive Agreement.

On October 23, 2015, Integrated Device Technology, Inc., a Delaware corporation (“IDT”), Integrated Device Technology Bermuda Ltd., a Bermuda company and a wholly owned subsidiary of IDT (“Acquisition Sub”), Global ASIC GmbH, ELBER GmbH and Freistaat Sachsen (collectively, the “Sellers”) entered into a Share Purchase and Transfer Agreement (the “Purchase Agreement”). The Purchase Agreement provides that, on and subject to the terms of the Purchase Agreement, Acquisition Sub will purchase all of the outstanding no-par-value shares of Zentrum Mikroelektronik Dresden AG, a German stock corporation (“ZMD”) from the Sellers in exchange for an aggregate fixed cash purchase price of the Euro equivalent of US$310 million (the “Acquisition”), of which an amount of US$60 million has been converted into approximately EUR 53 million at the EUR/USD exchange rate published by the European Central Bank as of October 22, 2015 (the date prior to the execution of the Purchase Agreement), and a remaining amount of US$250 million will be converted at such exchange rate as of one day prior to the closing date of the Acquisition.

IDT has guaranteed the payment of the aggregate purchase price under the Purchase Agreement and the performance by Acquisition Sub of all other obligations and undertakings of Acquisition Sub under the Purchase Agreement.

The consummation of the Acquisition is subject to satisfaction of the condition precedent of WGZ Bank AG, Düsseldorf, Germany, having released its pledge over the shares of Global ASIC GmbH in ZMD and certain other security related to the shares held by Global ASIC GmbH (the “Closing Condition”). The closing of the Acquisition is expected to occur on December 7, 2015, or such other date as may be agreed upon by the parties.

The Purchase Agreement contains customary representations and warranties by the Sellers, IDT, and Acquisition Sub. The Purchase Agreement also contains customary covenants, indemnities and agreements, including covenants with respect to the operations of the business of ZMD and its subsidiaries between signing and closing, restrictions on the solicitation of proposals by the Sellers with respect to alternative transactions and other matters. The Purchase Agreement also contains certain termination rights in favor of Acquisition Sub and the Sellers.

A portion of the aggregate purchase price will be placed into escrow by Acquisition Sub at the closing of the Acquisition to secure the indemnification obligations of the Sellers under the Purchase Agreement.

The foregoing description of the Purchase Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Purchase Agreement, which will be filed as an exhibit to IDT’s Quarterly Report on Form 10-Q for the quarter ending September 27th, 2015.

Item 7.01	Regulation FD Disclosure.

IDT issued a press release on October 26, 2015 announcing the transactions contemplated by the Purchase Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference. The information in this Item 7.01 of Current Report on Form 8-K, as well as Exhibit 99.1, shall not be treated as “filed” for purposes of Section 18 of the Exchange Act, nor shall it be deemed incorporated by reference in any filing under the Securities Act.

Item 9.01	Financial Statements and Exhibits

Exhibit Number	Description

99.1	Press Release dated October 26, 2015.*

*	Exhibit 99.1 relating to Item 7.01 is intended to be furnished to, not filed with, the SEC pursuant to Regulation FD.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 26, 2015	INTEGRATED DEVICE TECHNOLOGY, INC.

	By:	/s/ Brian C. White
Brian C. White
Vice President and Chief Financial Officer
(duly authorized officer)

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated October 26, 2015.*

*	Exhibit 99.1 relating to Item 7.01 is intended to be furnished to, not filed with, the SEC pursuant to Regulation FD.